Exhibit (d)(3)

Certain identified information has been excluded from this exhibit because it is not material and would likely cause competitive harm to the Registrant if publicly disclosed.

Sub-Advisory Agreement

AGREEMENT made this 14th day of November, 2023, between DBX ADVISORS LLC (the “Adviser”) and RREEF AMERICA L.L.C. (the “Sub-Adviser”).

WHEREAS, Xtrackers RREEF Global Natural Resources ETF (the “Fund”) is a series of DBX ETF Trust, a Delaware statutory trust that is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has entered into an Investment Advisory Agreement with the Trust dated January 31, 2011, and amended as of August 10, 2021, with a Schedule A dated as of November 14, 2023 (the “Advisory Agreement”), pursuant to which the Adviser acts as investment manager to the Fund and provides certain investment advisory and other services with respect to the Fund; and

WHEREAS, the Adviser, with the approval of the Trust’s Board of Trustees, including a majority of the Trustees who are not “interested persons,” as defined in the 1940 Act, desires to retain the Sub-Adviser to provide investment advisory services in connection with the management of the Fund, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties hereto agree as follows:

1. Duties of the Sub-Adviser. Subject to supervision and oversight by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall provide the Adviser with a target allocation which represents the Sub-Adviser’s recommendations as to the purchase, retention and disposition of the securities for the Fund (the “Assets”), in accordance with the Fund’s investment objective and policies and restrictions as stated in the Fund's prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus) and subject to the following:

(a)       In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s constituent documents and the Prospectus and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940 (the “Advisers Act”), the Internal Revenue Code of 1986, as amended (the “Code”), the Commodity Exchange Act, as amended (“CEA”), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(b)       The Sub-Adviser shall provide the Adviser with a target allocation which represents the Sub-Adviser’s recommendations as to the purchase, retention and disposition of the Assets by the Adviser pursuant to a communication process agreed to in writing by the parties.

The Adviser or its affiliates may, from time to time, engage other sub-advisers to advise the Fund (or portions thereof), other series of the Trust (or portions thereof) or other registered investment companies (or series or portions thereof) that may be deemed to be under common control (each a “Sub-Advised Fund”). The Sub-Adviser agrees that it will not consult with any other sub-adviser engaged by the Adviser or its affiliates with respect to transactions in securities or other assets concerning the Fund or another Sub-Advised Fund, except to the extent permitted by the certain exemptive rules under the 1940 Act that permit certain transactions with a sub-adviser or its affiliates.

Notwithstanding the foregoing, the Sub-Adviser agrees that the Adviser shall have the right by written notice to identify securities that may not be included in the target allocation.

(c)       The Sub-Adviser shall maintain and keep all books and records with respect to the Sub-Adviser’s recommendations as to the purchase, retention and disposition of the securities for the Fund required by applicable law. The Sub-Adviser shall keep the Adviser informed of developments materially affecting the Fund or the Trust. The Sub-Adviser shall provide to the Adviser and/or the Board of Trustees such periodic and special reports, balance sheets or financial information and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request.

(d)       The Sub-Adviser shall maintain and keep the books and records relating to the services under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Fund required by applicable law. The Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1933 Act or 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC. The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are the property of the Fund, and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser agrees to permit the Adviser, the Trust’s officers and the Fund’s independent registered public accounting firm to inspect and audit such records pertaining to the Fund at reasonable times during regular business hours upon due notice. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, and Rule 204-2 under the Advisers Act, any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser and to the Adviser upon the termination of this Agreement at the Fund’s request. The Sub-Adviser shall maintain and enforce adequate security procedures with respect to all materials, records, documents and data relating to any of its responsibilities under this Agreement, including all means for the effecting of securities transactions.

(e)       The Sub-Adviser will also make its officers and employees available to meet with the officers of the Adviser and the Trust’s officers and Trustees on due notice to review the investments and investment program of the Fund in the light of current and prospective economic and market conditions. In addition, the Sub-Adviser shall, on the Sub-Adviser’s own initiative, and as reasonably requested by the Adviser, for itself and on behalf of the Trust, furnish to the Adviser from time to time whatever information the Adviser reasonably believes appropriate for this purpose. From time to time as the Board of Trustees of the Trust or the Adviser may reasonably request, the Sub-Adviser will furnish to the Adviser and Trust’s officers and to each of its Trustees, at the Sub-Adviser’s expense, and reports on issuers of securities held by the Fund, all in such detail as the Trust or the Adviser may reasonably request. In addition, the Sub-Adviser shall provide advice and assistance to the Adviser as to the determination of the value of securities held or to be acquired by the Fund for valuation purposes in accordance with the process described in the Fund’s Prospectus and valuation procedures. The Sub-Adviser will make its officers and employees available to meet with the officers of the Adviser and the Trust’s officers and Trustees and provide such information as the Board of Trustees and the Adviser reasonably believe appropriate for purposes of the Board’s consideration of this Agreement and any continuations thereof, including (i) information about the profitability to the Sub-Adviser of providing advisory services hereunder; and (ii) the advisory or sub-advisory fee schedules and effective fee rates for each comparable fund advised or sub-advised by the Sub-Adviser and for comparable institutional accounts, and any other client of the Sub-Adviser for like services.

(f)       The parties to this Agreement agree that the Fund has made arrangements for the safekeeping of any of the Fund’s assets (and the Fund’s documents of title) with such custodian as chosen by the Adviser and approved by the Board of Trustees from time to time with notice to the Sub-Adviser of the same. The Sub-Adviser shall not hold any asset of the Fund (or the Fund’s documents of title, if any) on behalf of the Fund or the Adviser.

(g)       In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and, except as expressly provided for herein, the Sub-Adviser is authorized to act on behalf of, or represent, the Fund. Except as expressly provided herein or authorized in writing by the Adviser, the Sub-Adviser shall have no authority to act for, or represent, the Fund or the Trust in any way or otherwise be deemed to be an agent of the Fund, the Trust or the Adviser. If any occasion should arise in which the Sub-Adviser gives any advice to its clients concerning the shares of the Fund, the Sub-Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund. The Sub-Adviser’s services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Sub-Adviser may render investment advice, management and other services to other investment companies and clients.

(h)       The Sub-Adviser shall not be responsible for (i) exercising any voting rights relating to any of the Assets of the Fund; (ii) providing any advice or act on behalf of the Fund or the Adviser in any class action proceedings involving assets held by the Fund or assets of issuers of securities held by the Fund; or (iii) taking corporate action elections with respect to securities held by the Fund.

(i)       Subject to obtaining the initial and periodic approvals required under Section 15 of the 1940 Act and the approval of the Adviser, the Sub-Adviser may retain one or more additional sub-advisers at the Sub-Adviser's own cost and expense for the purpose of furnishing one or more of the services described in this section with respect to the Fund. Retention of a sub-adviser hereunder shall in no way reduce the responsibilities or obligations of the Sub-Adviser under this Agreement and the Sub-Adviser shall be responsible to the Fund for all acts or omissions of any sub-adviser in connection with the performance of the Sub-Adviser's duties hereunder.

(j)       Without further verification or inquiry by the Sub-Adviser, the Sub-Adviser is authorized to rely on instructions or directions provided by (1) the Board of Trustees, officers of the Fund and portfolio managers named in the Fund’s currently effective Prospectus who are employees of the Adviser; and (2) other persons designated by the Adviser and identified to the Sub-Adviser as “Authorized Persons” pursuant to this Agreement, provided that instructions or directions provided pursuant to this Section 1(j)(2) are provided in writing (which may include e-mail or facsimile transmissions).

(k)        To the extent that the Adviser has retained any portfolio management and trade execution duties set forth herein on behalf of the Fund, the Sub-Adviser agrees to coordinate and cooperate with the Adviser in the Adviser’s performance of its duties herein, in accordance with such policies and procedures as the parties may agree from time to time. To the extent that any duties of the Sub-Adviser set forth in section 1 are performed by the Adviser, the Sub-Adviser will be deemed to have satisfied such duties hereunder. In the event of a potential conflict or disagreement, the parties agree to work together to remedy such situation.

2.       Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall supervise and oversee the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its provision of target allocation and the Sub-Adviser’s recommendations as to the purchase, retention and disposition of the securities for the Fund, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust’s constituent documents, the Prospectus, instructions and directions provided by the Adviser pursuant to Section 1(j) of this Agreement, the requirements of the 1940 Act, the Code and all other applicable federal and state laws and regulations, as each is amended from time to time.

3.       Delivery of Documents.

(a)       The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following documents:

(i)	The Trust’s Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time (herein called the “Declaration of Trust”);

(ii)	By-Laws of the Trust; and

(iii)	The Prospectus of the Fund.

(b)       The Sub-Adviser has furnished the Adviser with copies properly certified or authenticated of each of the following documents:

(i)	The Sub-Adviser’s most recent audited financial statements if available, or such other selected key financial data and information, as agreed by the parties from time to time;

(ii)	An organizational chart showing public companies and registered broker-dealers affiliated with the Sub-Adviser;

(iii)	The Sub-Adviser’s Form ADV; and

(iv)	The Sub-Adviser’s Code of Ethics adopted pursuant to Rule 17j-1 under the 1940 Act.

4.       Certain Representations and Warranties of the Sub-Adviser.

(a)       The Sub-Adviser represents and warrants that it is a duly registered investment adviser under the Advisers Act, is a duly registered investment adviser in any and all states of the United States in which the Sub-Adviser is required to be so registered and has obtained all necessary licenses and approvals in order to perform the services provided in this Agreement. The Sub-Adviser covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement.

(b)       The Sub-Adviser represents that it has read and understands the Prospectus and warrants that in providing the target allocations and the Sub-Adviser’s recommendations as to the purchase, retention and disposition of the securities for the Fund it will use all reasonable efforts to adhere to the Fund’s investment objective(s), policies and restrictions contained therein.

(c)       The Sub-Adviser represents that it will provide the Fund with any amendments to its Code of Ethics and any certifications required by Rule 17j-1 under the 1940 Act. The Sub-Adviser represents that it has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information by the Sub-Adviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988.

(d)       The Sub-Adviser represents and warrants that it will maintain written policies and procedures that are reasonably designed to prevent violation of Federal Securities Laws as defined in Rule 38a-1 under the 1940 Act and that are otherwise in compliance with Rule 206(4)-7 under the Advisers Act. The Sub-Adviser agrees to provide the Fund and the Adviser, from time to time, with copies of such policies and procedures, summaries thereof and certifications with respect thereto. The Sub-Adviser agrees to cooperate with the Trust’s Chief Compliance Officer in providing information to fulfill the requirements of Rule 38a-1 under the 1940 Act as interpreted by the SEC or the Board of Trustees.

5.       Compliance.

(a)       The Sub-Adviser agrees that it shall promptly notify the Adviser and the Trust (i) in the event that the SEC or any other regulatory authority has censured its activities, functions or operations; suspended or revoked its registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions; or (ii) of the occurrence of any event that could disqualify the Sub-Adviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (iii) in the event that there is a change in the Sub-Adviser, financial or otherwise, that adversely affects its ability to perform services under this Agreement.

(b)       The Adviser agrees that it shall promptly notify the Sub-Adviser: (i) in the event that the SEC has censured the Adviser or the Trust; placed limitations upon any of their activities, functions or operations; suspended or revoked the Adviser’s registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions; (ii) of the occurrence of any event that could disqualify the Adviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; or (iii) in the event that there is a change in the Adviser, financial or otherwise, that adversely affects its ability to perform services under this Agreement.

(c)       The Sub-Adviser shall immediately forward, upon receipt, to the Adviser any correspondence from the SEC or other regulatory authority that relates to the Fund or the Adviser generally, including SEC inspection reports.

(d)       The Trust and the Adviser shall be given access to any and all records or other documents of the Sub-Adviser at reasonable times solely for the purpose of monitoring compliance with the terms of this Agreement and the rules and regulations applicable to the Sub-Adviser relating to its providing investment advisory services to the Fund, including, without limitation, records relating to trading by employees of the Sub-Adviser for their own accounts and on behalf of other clients. The Sub-Adviser agrees to promptly cooperate with the Trust and the Adviser and their representatives in connection with requests for such records or other documents.

6.	Compensation to the Sub-Adviser.

(a)       For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept, a sub-advisory fee at the rate specified in Appendix A attached hereto and made part of this Agreement. The fee will be computed daily based on the average daily net assets of the Fund and will be paid to the Sub-Adviser monthly.

(b)       For purposes of this Section 6, the value of net assets of the Fund shall be computed as required by the 1940 Act and in accordance with any procedures approved by the Board of Trustees for the computation of the value of the net assets of the Fund in connection with the determination of net asset value of its shares.

7.       Expenses. The Sub-Adviser shall bear all expenses (excluding brokerage costs, custodian fees, fees of independent registered public accounting firms or other expenses of the Fund to be borne by the Fund or the Trust) in connection with the performance of its services under this Agreement. All other Fund operating expenses not specifically assumed by the Sub-Adviser hereunder or by the Adviser are borne by the Fund, the Trust or the Adviser pursuant to the terms of the Advisory Agreement.

8.       Standard of Care and Liability of Sub-Adviser. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except that nothing herein contained will be construed to protect the Sub-Adviser against any liability to the Adviser, the Fund or its shareholders by reason of (a) the Sub-Adviser’s causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Prospectus or any written guidelines, policies or instruction provided in writing by the Trust’s Board of Trustees or the Adviser; or (b) the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

9.       Disclosure Regarding the Sub-Adviser.

(a)       The Sub-Adviser has reviewed the disclosure about the Sub-Adviser or its management of the Fund contained in the Trust’s registration statement and the Prospectus and represents and warrants that, with respect to such disclosure about the Sub-Adviser or information related, directly or indirectly, to the Sub-Adviser, such documents contain, as of the date hereof, no untrue statement of any material fact and do not omit any statement of a material fact which is required to be stated therein or necessary to make the statements contained therein not misleading.

(b)       The Sub-Adviser agrees to notify the Adviser and the Trust promptly of: (i) any statement about the Sub-Adviser contained in the Trust’s registration statement or Prospectus that becomes untrue in any material respect; (ii) any omission of a material fact about the Sub-Adviser in such documents that is required to be stated therein or necessary to make the statements contained therein not misleading; or (iii) any reorganization or change in the Sub-Adviser, including any change in its ownership or key employees, including portfolio managers to the Fund who are employees of the Sub-Adviser.

10.       Insurance. The Sub-Adviser shall maintain for the duration hereof, with an insurer acceptable to the Adviser, a blanket bond and professional liability or errors and omissions insurance in an amount or amounts deemed by the Sub-Adviser in its sole discretion to be sufficient to meet its obligations to its clients, including the Fund.

11.       Duration and Termination.

(a)       This Agreement shall become effective on the date first written above, provided it has been approved in the manner required by the 1940 Act or pursuant to the conditions of an exemptive order received by the Fund and the Adviser and shall continue in effect until October 31, 2025. This Agreement shall continue in force from year to year thereafter, but only so long as such continuance is specifically approved with respect to the Fund at least annually by the affirmative vote of (i) a majority of the members of the Fund’s Board who are not interested persons, you or us, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Fund’s Board or the holders of a majority of the outstanding voting securities of the respective Fund.

(b)       This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Advisory Agreement. In addition, the Adviser has the right to terminate this Agreement upon immediate notice if the Sub-Adviser becomes statutorily disqualified from performing its duties under this Agreement or otherwise is legally prohibited from operating as an investment adviser.

(c)       If a party breaches this Agreement in any material respect which is not cured within sixty (60) days of the other party giving it written notice of such breach, the other party may effect termination of this Agreement on written notice to the defaulting party.

(d)       This Agreement may be terminated at any time, without the payment by the Fund of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund or by the Adviser. The Fund may effect termination of this Agreement by action of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ written notice to the Adviser and the Sub-Adviser. The Adviser may effect termination of this Agreement on sixty (60) days’ written notice to the Sub-Adviser.

(e)       The Sub-Adviser may terminate this Agreement upon ninety (90) days’ written notice to the Adviser.

(f)       Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 6 earned prior to such termination.

12.       Confidentiality.

Each party agrees that it shall hold in strict confidence all data and information obtained from another party hereto or the Trust (unless such information is or becomes readily ascertainable from public or published information or trade sources) and shall ensure that its officers, employees and authorized representatives do not disclose such information to others without the prior written consent of the party from whom it was obtained, unless such disclosure is required by the SEC, other regulatory body with applicable jurisdiction, or the Trust’s independent registered public accounting firm, or in the opinion of its counsel, applicable law, and then only with as much prior written notice to the other party as is practicable under the circumstances.

13.       Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to conflict of law principles.

14.       Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

15.       Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser:

Freddi Klassen

Chief Operating Officer

DBX Advisors LLC

875 Third Avenue,

New York, NY 10022

and with a copy (which shall not constitute notice) to:

John Millette

DBX Advisors LLC

100 Summer Street, Suite 800

Boston, MA 02110

E-mail: john.millette@dws.com

To the Sub-Adviser at:

Freddi Klassen

Chief Operating Officer

RREEF America L.L.C.

875 Third Avenue

New York, NY 10022

E-mail: freddi.klassen@dws.com

and with a copy (which shall not constitute notice) to:

Jonathan Panek

Chief Legal Officer

RREEF America L.L.C.

875 Third Avenue,

New York, NY 10022

E-mail: jonathan.panek@dws.com

16.       Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “control,” “assignment” and “affiliated person,” as used in this Agreement, shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC thereunder, such provision shall be deemed to incorporate the effect of such order, rule, regulation or interpretative release.

17.       Entire Agreement. This Agreement states the entire agreement of the parties hereto and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded, except by a writing signed by the parties hereto and in accordance with the 1940 Act or pursuant to applicable orders or interpretations of the SEC.

18.       Certain CEA Matters. The Fund has claimed an exclusion from the definition of a Commodity Pool Operator pursuant to Commodity Futures Trading Commission Rule 4.5 (the “CPO Exclusion”) and the Sub-Adviser shall not make investment recommendations to the Fund that would cause the Fund to not qualify for the CPO Exclusion unless otherwise approved by the Adviser in writing.

19.       Miscellaneous. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. Moreover, the parties hereto further acknowledge and agree that this Agreement may be signed and/or transmitted by e-mail or a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature.  The parties further consent and agree that (i) to the extent a party signs this Agreement using electronic signature technology, by clicking “SIGN”, such party is signing this Agreement electronically; and (ii) the electronic signatures appearing on this Agreement shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

A copy of the Trust’s Agreement and Declaration of Trust is on file with the Secretary of The State of Delaware, and notice is hereby given that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Fund or the Trust.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year written above.

DBX ADVISORS LLC	RREEF AMERICA L.L.C.

By: /s/ Arne Noack	By: /s/Avi Feinberg
Name: Arne Noack	Name: Avi Feinberg
Title: Chief Executive Officer	Title: Head of Investment Strategy Liquid Real Assets

By: /s/Freddi Klassen	By: /s/Jose Delgado
Name: Freddi Klassen	Name: Jose Delgado
Title: Chief Operating Officer	Title: Senior Business Manager

Appendix A

to the

Sub-Advisory Agreement

between
DBX ADVISORS LLC

and
RREEF AMERICA L.L.C.

Pursuant to Section 6, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

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